EXHIBIT 21.1

* Hulunbeier Hailaer Beixue is a sole proprietary enterprise and therefore may only be owned by a natural person under the laws of the PRC. For this reason, although the acquisition of Hulunbeier Hailaer Beixue has closed (and no additional consideration is required to be paid in connection with the acquisition), Mr. Honghai Zhang, the former owner of Hulunbeier Hailaer Beixue, is temporarily holding 100% of the equity interests in Hulunbeier Hailaer Beixue for the benefit of Tengshun Technology pursuant to the terms of a supplemental agreement entered into in connection with the acquisition.  In accordance with such supplemental agreement, Mr. Honghai Zhang has agreed to transfer all of his interests and ownership in Hulunbeier Hailaer Beixue to Tengshun Technology or its designee.  To complete the Hulubeier Hailaer Beixue acquisition transfer process, in addition to such equity interest transfer, Mr. Honghai Zhang has also agreed to to transfer to Tengshun Technology all of the equity interest in Hulunbeier Hailaer Beixue Dairy and Hulunbeier Hailaer Beixue has agreed to to then transfer its assets to Hulunbeier Hailaer Beixue Dairy.  Once the foregoing transfers have taken place Hulunbeier Hailaer Beixue will be deregistered. We are currently in the process of effecting this entity conversion process which we expect to be completed by the end of March 2011, at which time Tengshun Technology will own all the equity interests in Hulunbeier Hailaer Beixue Dairy.